Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference into the registration statements on Form S-8 (Nos. 333-134221, 333- 151779, 333-165740, 333-170351, 333-194305, 333-212359, 333-219719, 333-226660, 333-257005 and 333- 288917) of SM Energy Company of our Firm’s name and our Firm’s audit of the estimates of the proved reserves, future production and discounted future net income of Civitas Resources, Inc. as of December 31, 2024 and to the inclusion of our report, dated January 21, 2025.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, Colorado

January 30, 2026